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                                                                     EXHIBIT 3.1



                              ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                           WASHINGTON BANKING COMPANY



        The undersigned corporation adopts in duplicate the following Articles of Amendment of the Articles of Incorporation of said corporation.

                                    ARTICLE I

        The name of the corporation, as set forth in the Articles of Incorporation, is WASHINGTON BANKING COMPANY.

                                   ARTICLE II

        The Articles of Incorporation have been amended to reflect the following amendments:

        ARTICLE III is amended in its entirety to read as follows:

               The aggregate number of shares which the corporation is authorized to issue is 10,000,000 common shares with no par value per share, and 20,000 preferred shares with no par value.

                                   ARTICLE III

        The amendments do not provide for an exchange, reclassification, or cancellation of issued shares.

                                   ARTICLE IV

        The Board of Directors adopted the amendments on February 26, 1998.



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                                    ARTICLE V

        The shareholders adopted the amendments on March 26, 1998, in accordance with the provisions of RCW 23B.10.030 and RCW 23.B.10.040.

        Executed in duplicate this 31st day of March, 1998.


                                            WASHINGTON BANKING COMPANY



                                            By:    /s/ Michal Cann
                                                   -----------------------------
                                                   Michal Cann
                                                   President and Chief Executive
                                                    Officer



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